Filed pursuant to Rule 424(b)(2)
Registration No. 333-195049

PROSPECTUS

$500,000,000

Associated Banc-Corp

Common Stock

We may, from time to time, offer at the time of our acquisition of businesses, assets or securities of other companies, whether by purchase, merger, exchange offer or any other form of business combination, shares of our common stock in one or more offerings in amounts and on terms as we may determine at the time of the offering.  The aggregate initial offering price of all shares of common stock issued under this prospectus will not exceed $500,000,000.  This prospectus provides a general description of the shares of common stock we may offer.  We expect that the terms of acquisitions will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired, and that the shares of our common stock to be issued will be valued at prices reasonably related to current market prices at the time that an acquisition is agreed upon, at or about the time of delivery of shares, or at such other time or over such period as may be agreed upon.

We will pay all of the expenses of this offering.  We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares.

The shares of our common stock are listed on the NASDAQ Global Select Market under the symbol “ASBC.”  On June 27, 2014, the closing price of our common stock on the NASDAQ Global Select Market was $18.12 per share.

Investing in our common stock involves significant risks.  You should read and consider the information provided under “Risk Factors” on page 3 of this prospectus and in any accompanying prospectus supplement.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

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AN INVESTMENT IN OUR COMMON STOCK IS NOT A SAVINGS ACCOUNT OR DEPOSIT IN OUR SUBSIDIARY BANK, WILL NOT BE GUARANTEED BY OUR SUBSIDIARY BANK AND WILL NOT BE INSURED OR GUARANTEEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

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The date of this prospectus is June 30, 2014.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	3
ASSOCIATED BANC-CORP	4
CERTAIN REGULATORY CONSIDERATIONS	5
USE OF PROCEEDS	6
PLAN OF DISTRIBUTION	6
DESCRIPTION OF COMMON STOCK	6
LEGAL MATTERS	9
EXPERTS	9
WHERE YOU CAN FIND MORE INFORMATION	9

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus.  See “Where You Can Find More Information” on page 9 for a list of documents we have incorporated by reference into this prospectus.  These documents are available to you without charge over the Internet at our web site at www.associatedbank.com, or upon written or oral request made to:

Associated Banc-Corp

433 Main Street

Green Bay, WI 54301

Attention:  Corporate Secretary

Telephone No.:  (920) 491-7500

To ensure timely delivery of the documents, your request should be made at least five days prior to the date on which you must make your investment decision.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process.  Under this shelf registration process, we may from time to time offer shares of our common stock with an aggregate initial offering price of up to $500,000,000 in connection with our acquisition of businesses, assets or securities of other companies, whether by purchase, merger, exchange offer or any other form of business combination.  We expect that the terms of acquisitions will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired, and that the shares of our common stock to be issued will be valued at prices reasonably related to current market prices at the time that an acquisition is agreed upon, at or about the time of delivery of shares, or at such other time or over such period as may be agreed upon.

This prospectus provides you with a general description of our common stock.  We may, under certain circumstances, add to, update or change the information contained in this prospectus by means of one or more prospectus supplements.  If there is any inconsistency between the information in the prospectus and, as applicable, any prospectus supplement, you should rely on the information in the prospectus supplement.  You should read this prospectus and any applicable prospectus supplement together with the additional information provided under the heading “Where You Can Find More Information.”

You should rely only on the information provided or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer to sell or soliciting an offer to buy shares of our common stock in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.  You should not assume that the information in this prospectus or, as applicable, any supplement to this prospectus, is accurate as of any date other than the date on the front of the document.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus.  You can find the registration statement at the SEC’s website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

Unless the context otherwise indicates, the terms “us,” “we” and the “Company” refer to Associated Banc-Corp.

RISK FACTORS

An investment in our common stock involves risk.  Please see the “Risk Factors” section in our most recent Annual Report on Form 10-K, along with any disclosure related to the risk factors contained in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as updated by our future filings with the SEC, and, as applicable, in any supplement to this prospectus.  Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus and, as applicable, in any supplement to this prospectus.  Risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  You can identify forward-looking statements by words such as “may,” “hope,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning.  You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information.  We believe that it is important to communicate our future expectations to our investors.  Such forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance or business and are based upon the beliefs and assumptions of our management and the information available to our management at the time these disclosures are prepared.  These forward-looking statements involve risks and uncertainties that we may not be able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements.

Before you invest in our common stock, you should be aware that the occurrence of the events discussed under the caption “Risk Factors” in our 2013 Annual Report on Form 10-K, discussed in the disclosure related to the risk factors contained in our subsequent Quarterly Reports on Form 10-Q, and discussed elsewhere in this prospectus and in the information incorporated by reference herein, could have a material and adverse effect on our business, results of operations and financial condition.  These factors, many of which are beyond our control, include the following:

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credit risks, including changes in economic conditions and risk relating to our allowance for loan losses;

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liquidity and interest rate risks, including the impact of capital markets conditions and changes in monetary policy on our borrowings and net interest income;

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operational risks, including processing, information systems, vendor problems, business interruption, and fraud risks;

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strategic and external risks, including economic, political, and competitive forces impacting our business;

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legal, compliance, and reputational risks, including regulatory and litigation risks;

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the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful; and

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risks associated with the integration of acquired businesses.

The forward-looking statements contained or incorporated by reference in this prospectus relate only to circumstances as of the date on which the statements are made.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ASSOCIATED BANC-CORP

General

Associated Banc-Corp (individually referred to herein as the “Parent Company” and together with all of its subsidiaries and affiliates, collectively referred to herein as the “Corporation,” “Associated,” “we,” “us,” or “our”) is a bank holding company registered pursuant to the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  Our bank subsidiary traces its history back to the founding of the Bank of Neenah in 1861.  We were incorporated in Wisconsin in 1964 and were inactive until 1969 when permission was received from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to acquire three banks.  At December 31, 2013, we owned one nationally chartered commercial bank headquartered in Green Bay, Wisconsin and serving local communities across the upper Midwest, one nationally chartered trust company headquartered in Wisconsin, and 19 limited purpose banking and nonbanking subsidiaries either located in or conducting business primarily in our three-state footprint that are closely related or incidental to the business of banking.  Measured by total assets reported at December 31, 2013, we are the largest commercial bank holding company headquartered in Wisconsin and one of the top 50 publicly traded bank holding companies headquartered in the U.S.

Services

Through our banking subsidiary Associated Bank, National Association (“Associated Bank” or the “Bank”), and various nonbanking subsidiaries, we provide a broad array of banking and nonbanking products and services to individuals and businesses through over 200 banking offices serving more than 100 communities, primarily within our three-state branch footprint (Wisconsin, Illinois, and Minnesota).  Our business is primarily relationship-driven and is organized into three reportable segments: Commercial Banking, Consumer Banking, and Risk Management and Shared Services.

Commercial Banking — Our Commercial Banking segment serves a wide range of customers including, businesses, developers, non-profits, municipalities, and financial institutions.  Business customers in this segment typically include companies with annual sales over $10 million and delivery of services is provided through our regional and middle market units, our commercial real estate unit, as well as our specialized industries and commercial financial services area.  The financial solutions provided to our customers include but are not limited to: (1) Lending solutions, such as business loans and lines of credit, business credit cards, commercial real estate financing, construction loans, letters of credit, leasing, and asset based lending.  For our larger clients we also offer syndicated loans to meet their lending needs; (2) Deposit and cash management solutions such as business checking and interest-bearing deposit products, safe deposit and night depository services, liquidity solutions, payables and receivables solutions; and information services; and (3) Specialized financial services such as insurance and benefits related products and services, risk management, and international banking solutions.  In serving the commercial banking segment we compete based on an in-depth understanding of our customers’ financial needs, the ability to match market competitive solutions to those needs, and the highest standards of relationship and service excellence in the delivery of these services.

Consumer Banking — Our Consumer Banking segment serves individuals and small businesses (typically entities with less than $10 million in annual sales) through our various Retail Banking and Private Client offices, and provides companies of varying sizes with fiduciary services such as administration of pension, profit-sharing and other employee benefit plans, fiduciary and corporate agency services, and institutional asset management.  The services provided to our individual and small business customers include but are not limited to: (1) Transactional solutions such as checking, credit, debit and pre-paid cards, online banking and bill pay, and money transfer services; (2) Lending solutions such as residential mortgages, home equity loans and lines of credit, business loans and lines, and personal and installment loans; and (3) Investable funds solutions such as savings, money market deposit accounts, IRA accounts, certificates of deposit, market linked certificates of deposit, fixed and variable annuities, full-service, discount and on-line investment brokerage; as well as trust and investment management accounts.  In serving the consumer banking segment we compete based on providing a broad range of solutions to meet the needs of our customers in their entire financial lifecycle, convenient access to our services through multiple channels such as branches, phone based services, online and mobile banking, and a relationship based business model which assists our customers in navigating any changes and challenges in their financial circumstances.

Risk Management and Shared Services — Our Risk Management and Shared Services segment includes Corporate Risk Management, Credit Administration, Finance, Treasury, Operations, and Technology, which are key shared functions.  The segment also includes Parent Company activity, intersegment eliminations and residual revenue and expenses, representing the difference between actual amounts incurred and the amounts allocated to operating segments, including interest rate risk residuals (funds transfer pricing mismatches) and credit risk and provision residuals (long term credit charge mismatches).  The earning assets within this segment include our investment portfolio and capital includes both allocated as well as any remaining unallocated capital.

We are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on us.  No material portion of our business is seasonal.

Our principal executive office is located at 433 Main Street, Green Bay, Wisconsin 54301.  Our phone number is (920) 491-7500.

CERTAIN REGULATORY CONSIDERATIONS

General

As a bank holding company under the BHC Act, we and our business activities are subject to the supervision, examination and regulation of the Federal Reserve Board.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus, and any subsequent reports we file with the SEC that are so incorporated.  This regulatory framework is intended primarily for the protection of depositors and other clients of banking subsidiaries, the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (“FDIC”) and the banking system as a whole, not for the protection of investors.

We are a member of the Federal Reserve System.  Associated Bank is subject to regulation by the Office of the Comptroller of the Currency (the “OCC”), and its deposits are insured by the FDIC.

Restrictions on Payment of Dividends

We are a legal entity separate and distinct from our banking and other subsidiaries.  A substantial portion of our revenue comes from dividends paid to us by Associated Bank.  The OCC’s prior approval of the payment of dividends to us by Associated Bank is required only if the total of all dividends declared by the Bank in any calendar year exceeds the sum of the Bank’s net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus.  Federal law also prohibits national banks from paying dividends that would be greater than the bank’s undivided profits after deducting statutory bad debt in excess of the bank’s allowance for loan losses.

In addition, we and our banking subsidiary are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.  The appropriate federal regulatory authorities have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice and that banking organizations should generally pay dividends only out of current operating earnings.

The payment of dividends by each of our nonbank subsidiaries is limited by the laws of the jurisdiction in which each is incorporated.  Particular subsidiaries may also be subject to regulatory limitations on the payment of dividends or regulations that have the effect of limiting dividend payments.

USE OF PROCEEDS

Unless otherwise indicated in any prospectus supplement, as applicable, we do not expect to receive proceeds from the offering of any common stock pursuant to this prospectus other than the businesses, assets or other securities acquired with or in business combination transactions.

PLAN OF DISTRIBUTION

This prospectus relates to common stock that we may issue, from time to time, in connection with our acquisition of businesses, assets or securities of other companies, whether by purchase, merger, exchange offer or any other form of business combination, in one or more offerings in amounts and on terms as we may determine at the time of the offering.

We expect that the terms of acquisitions will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired, and that the shares of our common stock to be issued will be valued at prices reasonably related to current market prices at the time that an acquisition is agreed upon, at or about the time of delivery of shares, or at such other time or over such period as may be agreed upon.

We will pay all of the expenses of this offering.  We do not expect to pay any underwriting discounts or commissions in connection with issuing these shares.

DESCRIPTION OF COMMON STOCK

We have one class of common stock, the Associated Banc-Corp common stock.  Of the 250,000,000 shares of our common stock with a par value of $0.01 per share authorized, 159,372,294 shares were outstanding as of May 31, 2014, exclusive of shares held in treasury.

The following summary is not complete.  You should refer to the applicable provisions of our Amended and Restated Articles of Incorporation, as amended, and to the Wisconsin Business Corporation Law (the “WBCL”) for a complete statement of the terms and rights of our common stock.

Dividend Rights

Holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors out of our assets legally available for payment, subject to the rights of holders of our preferred stock.  No share of our common stock is entitled to any preferential treatment with respect to dividends.

Voting Rights

Each holder of our common stock will be entitled at each shareholders meeting, with regard to each matter to be voted on, to cast one vote, in person or by proxy, for each share of our common stock registered in his or her name on our stock transfer books.  Subject to the rights, if any, of the holders of any series of preferred stock under their respective certificates of designations and applicable law, all voting rights are vested in the holders of shares of our common stock.

Rights upon Liquidation

Subject to the rights of holders of any of our preferred stock which may be issued from time to time, in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our common stock will be entitled to receive all of our assets remaining for distribution to our stockholders, on a pro rata basis.

Miscellaneous

Shares of our common stock are not convertible into shares of any other class of capital stock.  Shares of our common stock are not and will not be entitled to any preemptive or subscription rights.  The issued and outstanding shares of our common stock are fully paid and nonassessable.  The transfer agent, registrar, and dividend disbursement agent for our common stock shall be named in the applicable prospectus supplement.

Anti-takeover Provisions of Wisconsin Business Corporation Law

Business Combination Statute

We are subject to Sections 180.1140 to 180.1144 of the WBCL, which prohibit a Wisconsin corporation from engaging in a “business combination” with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in such person becoming an interested stockholder.

We may engage in a business combination with an interested stockholder after the expiration of the three-year period with respect to such stockholder only if one or more of the following is satisfied:  (1) our Board of Directors approves the acquisition of stock before such stockholder’s acquisition date; (2) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such stockholder; or (3) the consideration to be received by stockholders meets certain fair price requirements of the statute with respect to form and amount.

In general, Sections 180.1140 to 180.1144 define business combinations between a “resident domestic corporation” and an “interested stockholder” to include the following:

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a merger or share exchange with an interested stockholder or a corporation that is, or after the merger or share exchange would be, an affiliate or associate of an interested stockholder;

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a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets to or with an interested stockholder or affiliate or associate of an interested stockholder equal to 5% or more of the aggregate market value of the assets or outstanding stock of the resident domestic corporation or 10% of its earning power or income;

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the issuance or transfer of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock of the resident domestic corporation;

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the adoption of a plan of liquidation or dissolution; and

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certain other transactions involving an interested stockholder.

Section 180.1140(8)(a) defines an “interested stockholder” as a person who beneficially owns, directly or indirectly, at least 10% of the voting power of the outstanding voting stock of a resident domestic corporation or who is an affiliate or associate of the resident domestic corporation and beneficially owned at least 10% of the voting power of the then-outstanding voting stock within the last three years.

Section 180.1140(9)(a) defines a “resident domestic corporation” as a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following: (i) its principal offices are located in Wisconsin, (ii) it has significant business operations located in Wisconsin, (iii) more than 10% of the holders of record of its shares are residents of Wisconsin or (iv) more than 10% of its shares are held of record by residents in Wisconsin.  We are a resident domestic corporation for purposes of these statutory provisions.

Fair Price Statute

Sections 180.1130 to 180.1133 of the WBCL provide that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a “significant stockholder” and a resident domestic corporation require a supermajority vote of stockholders in addition to any approval otherwise required, unless stockholders receive a fair price for their shares that satisfies a statutory formula.  A “significant stockholder” for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or is an affiliate of the corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years.  Any business combination to which the statute applies must be approved by 80% of the voting power of the corporation’s stock and at least two-thirds of the voting power of the corporation’s stock not beneficially owned by the significant stockholder who is a party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following standards have been met:

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the aggregate value of the per share consideration as of the valuation date is equal to the highest of:

o

the highest per share price paid for any shares of the same class of common stock of the corporation by the significant stockholder in the transaction in which it became a significant stockholder or within two years before the date of the business combination;

o

the market value per share of the same class of the corporation’s common stock on the date of commencement of any tender offer by the significant stockholder, the date on which the person became a significant stockholder or the date of the first public announcement of the proposed business combination, whichever is higher; or

o

the highest preferential amount per share of the same class of common stock in a liquidation or dissolution to which holders of the shares would be entitled; and

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either cash, or the form of consideration used by the significant stockholder to acquire the largest number of shares, is offered.

Control Share Voting Restrictions

Pursuant to Section 180.1150 of the WBCL, unless otherwise provided in the articles of incorporation or otherwise specified by the board of directors, the voting power of shares of a resident domestic corporation held by any person or group of persons acting together, including shares issuable upon conversion of convertible securities or upon exercise of options or warrants, in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares.  We are governed by the provisions of this section because neither our amended and restated articles of incorporation, as amended, nor any resolution adopted by our Board of Directors, provides or specifies otherwise.

Defensive Action Restrictions

Section 180.1134 of the WBCL provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote on the proposal is required before such corporation can take certain actions while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded.  This statute requires shareholder approval for the corporation to do either of the following: (i) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities that may be converted into voting shares; or (ii) sell or option assets of the corporation that amount to 10% or more of the market value of the resident domestic corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the resident domestic corporation.  We have more than three independent directors.

Constituency or Stakeholder Provision

Pursuant to Section 180.0827 of the WBCL, in discharging his or her duties to us and in determining what he or she believes to be our best interests, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate and any other factors that the director or officer considers pertinent.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements of Associated Banc-Corp as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, which are included in our 2013 Annual Report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any such reports, statements or other information at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E., Room 1580

Washington, D.C. 20549

1-800-732-0330

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates.

Our SEC filings are also available to the public from commercial document retrieval services and at the World Wide Web site maintained by the SEC at http://www.sec.gov.

This prospectus is a part of a Registration Statement on Form S-4.  This prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.  For further information about us and the securities, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

The SEC allows us to “incorporate by reference” information into this prospectus.  This means that we can disclose important information by referring you to another document filed separately with the SEC.  The information that we incorporate by reference is deemed to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus.  This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (except for those portions of such documents that are deemed to be “furnished” with the SEC, as applicable).  The documents contain important information about us and our financial condition.

Our SEC Filings (File No. 001-31343)	Period or Filing Date

Annual Report on Form 10-K Quarterly Report on Form 10-Q	Year ended December 31, 2013 Quarter ended March 31, 2014

Current Reports on Form 8-K	Filed on January 10, 2014, January 28, 2014, February 14, 2014, March 18, 2014, April 24, 2014, May 12, 2014 and June 3, 2014

We also incorporate by reference additional documents that we will file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document.  Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus.  You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:

Associated Banc-Corp

Attention: Corporate Secretary

433 Main Street

Green Bay, Wisconsin 54301

(920) 491-7500